Exhibit 8(a)(4)

                       STATE STREET BANK AND TRUST COMPANY

                             Custodian Fee Schedule

                         SCUDDER, STEVENS & CLARK FUNDS

                              (See Attachment "A")

                            Effective October 1, 1986

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I.    Administration

      Custody, Portfolio and Fund Accounting Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.

      The administration fee shown below is an annual charge, billed and payable monthly, based on average monthly net assets.

                            ANNUAL FEES PER PORTFOLIO

                                              Custody, Portfolio
            Fund Net Assets                   and Fund Accounting
            ---------------                   -------------------

            First $20 Million                     1/ 10 of 1%
            Next $80 Million                      1/ 25 of 1%
            Excess                                1/100 of 1%

            Minimum Monthly Charges       As stated in attachment "A"
                                          and $2,000 for all new funds

II.   Portfolio Trades - For each line item processed

      State Street Bank Repos                                 $ 7.00

      DTC or Fed Book Entry                                   $12.00

      New York Physical Settlements                           $25.00

      All other trades                                        $16.00
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 III. Options

      Option charge for each option written or
      closing contract, per issue, per broker                 $25.00

      Option expiration charge, per issue, per broker         $15.00

      Option exercised charge, per issue, per broker          $15.00

  IV. Interest Rate Futures

      Transactions -- no security movement                    $ 8.00

   V. Coupon Bonds

      Monitoring for calls and processing coupons --
      for each coupon issue held -- monthly charge            $ 5.00

  VI. Holdings Charge

      For each issue maintained -- monthly charge             $ 5.00

 VII. Principal Reduction Payments

      Per paydown                                             $ 3.00

VIII. Dividend Charges (For items held at the Request
      of Traders over record date in street form)             $50.00

  IX. Earnings Credit

      A balance credit equal to 75% of the 90 day CD rate in effect the last business day of each month will be applied to the Custodian Demand Deposit Account balance of each fund, net of check redemption service overdrafts, on a pro-rated basis against the fund's custodian fee, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.
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                                                             [Logo] State Street

   X. Automated Pricing

      Monthly Base Fee                                       $175.00*

      Monthly Quote Charge -

      -     Municipal Bonds via Muller Data                  $ 21.00

      -     Municipal Bonds via Kenny Information
            Systems                                          $ 16.00

      -     Government, Corporate and Convertible
            Bonds via Merrill Lynch                          $ 11.00

      -     Corporate and Government Bonds via
            Muller Data                                      $ 11.00

      -     Options, Futures and Private Placements          $  6.00

      -     Foreign Equities and Bonds via Extel Ltd.        $  6.00

      -     Listed Equities, OTC Equities, and Bonds         $  6.00

      -     Corporate, Municipal, Convertible and
            Government Bonds, Adjustable Rate Preferred
            Stocks via IDSI                                  $  6.00

      For billing purposes, the monthly quote charge will be based on the average number of positions in the portfolio.

  XI. Special Services

      Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, and other special items will be negotiated separately.

  *   Does not apply to Variable Life Series
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                                                             [Logo] State Street

XII.  Out-of-Pocket Expenses

      A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

            Telephone
            Wire Charges ($4.70 per wire in and $4.55 out)
            Postage and Insurance
            Courier Service
            Duplicating
            Legal Fees
            Supplies Related to Fund Records
            Rush Transfer -- $8.00 Each
            Transfer Fees
            Sub-custodian Charges
            Price Waterhouse Audit Letter
            Federal Reserve Fee for Return Check items over $2,500 - $4.25 GNMA Transfer - $15 each

XIII. Payment

      The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices.

SCUDDER, STEVENS & CLARK                  STATE STREET BANK AND TRUST CO.

By /s/ David S. Lee                       By /s/ [ILLEGIBLE]
   -------------------------                 --------------------------

Title     President                       Title     Vice President

Date   October 7, 1986                    Date      October 7, 1986

100786/0082q